SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.  )

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TriPath Imaging, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRIPATH IMAGING, INC.

780 Plantation Drive

Burlington, North Carolina 27215
(336) 222-9707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 22, 2003

           Notice is hereby given that the 2003 Annual Meeting of Stockholders of TriPath Imaging, Inc. will be held on Thursday, May 22, 2003, at 10:00 a.m. at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina, to consider and act upon the following matters:

1.	To elect two members of our Board of Directors to serve for three-year terms as Class III Directors.

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

           Only stockholders of record at the close of business on April 11, 2003 will be entitled to vote at the meeting.

           IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

By order of the Board of Directors,
Steven N. Farber
Secretary

April 30, 2003

-i-

TRIPATH IMAGING, INC.

780 Plantation Drive
Burlington, North Carolina 27215
(336) 222-9707

PROXY STATEMENT

GENERAL INFORMATION

           Our Board of Directors is soliciting your proxy for use at our 2003 Annual Meeting of Stockholders to be held on Thursday, May 22, 2003, at 10:00 a.m. at the Country Suites, 3211 Wilson Drive, Burlington, North Carolina, and at any adjournments of the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given on or about April 30, 2003 to all of our stockholders entitled to notice of and to vote at the meeting.

           Who can vote. You may vote your shares of our common stock at the meeting if you were a stockholder of record at the close of business on April 11, 2003, the record date. On that date, we had 37,537,940 shares of common stock issued and outstanding. You are entitled to one vote for each share of common stock that you held on the record date.

           How to vote your shares. You may vote your shares either by proxy or by attending the annual meeting and voting in person. If you choose to vote by proxy, please complete, date, sign and return the proxy card in the enclosed postage-prepaid envelope. The proxies named in the proxy card will vote your shares in accordance with your voting instructions given on the proxy card. If you sign the proxy card but do not give specific instructions with respect to the proposal contained in this proxy statement, the proxies will vote your shares in favor of the proposal as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

           Proposals to be considered at the annual meeting. The principal business expected to be transacted at the meeting, as more fully described below, will be the election of two directors.

           Quorum. A quorum of stockholders is required in order to transact business at the meeting. A majority in interest of the issued and outstanding shares of common stock, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

           Number of votes required. The number of votes required to approve the proposal that is scheduled to be presented at the meeting is as follows:

Proposal	Required Vote

Election of two nominees as directors	Affirmative vote representing a plurality of the votes cast for or against the nominee.

           Abstentions and broker non-votes. A broker non-vote on a proposal results from a proxy submitted by a broker that does not indicate a vote for one or more proposals because the broker does not have discretionary voting authority and the customer did not send the broker instructions on how to vote on the proposal. If the broker does not have instructions with respect to a matter, and is barred by law or by Nasdaq regulations from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will not be counted as votes cast in the election of directors.

           Discretionary voting by proxies on other matters. The meeting is called for the purposes set forth in the notice. Aside from the proposal discussed in this proxy statement, we do not know of any other proposals that may be presented at the annual meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter. It is the intention of the persons named in the proxy to vote in accordance with their best judgment on any such matter.

           How you may revoke your proxy. You may revoke the authority granted by your executed proxy at any time before we exercise it by submitting a written notice of revocation or a duly executed proxy bearing a later date to our Assistant Secretary or by voting in person at the meeting. If your shares are held in a brokerage or bank account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

           Expenses of solicitation. We will bear all costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of our common stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

SHARE OWNERSHIP

           The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of April 1, 2003 by:

•	each person known by us to own beneficially 5% or more of our common stock;

•	each Named Executive Officer (as defined in “Executive Compensation” below);

•	each of our directors; and

•	all of our current directors and executive officers as a group.

           The number of shares beneficially owned by each person listed below includes any shares over which the person has sole or shared voting or investment power as well as shares which the person has the right to acquire upon the exercise of any options or other rights exercisable within the 60-day period following April 1, 2003. Unless otherwise noted, each person has sole investment and voting power over the shares listed in the table. The percentage ownership of each person listed in the table was calculated using the total number of shares outstanding on April 1, 2003, plus any shares that person could acquire upon the exercise of any options or other rights exercisable within the 60-day period following April 1, 2003.

	Shares of Common
	Stock Beneficially
	Owned

Beneficial Owner	Shares	Percent

Roche Holding Ltd. affiliated entities(1)	12,950,680	34.50%
Grenzacherstrasse 124
Postfach
CH-4070 Basel
Switzerland

Becton, Dickinson and Company	2,500,000	6.65%
1 Becton Drive
Franklin Lakes, NJ 07417

Credit Suisse First Boston(2)	2,202,113	5.78%
11 Madison Avenue
New York, New York 10010

Paul R. Sohmer, M.D.(3)	609,389	1.62%
Stephen P. Hall(4)	45,232	*
Mary K. Norton(5)	115,365	*
Johnny D. Powers, Ph.D.(6)	37,655	*
Ray W. Swanson, Jr.(7)	79,791	*
Thomas A. Bonfiglio, M.D.(8)	41,854	*
Richard A. Charpie, Ph.D.	—	*
Haywood D. Cochrane, Jr.(9)	60,000	*
Robert E. Curry, Ph.D.(10)	8,000	*
Robert L. Sullivan(11)	16,000	*
David A. Thompson(12)	36,748	*
All current executive officers and directors as a group (8 persons)(13)	897,921	2.40%

*	Indicates less than 1%.

(1)	Includes 5,000,000 shares held by Roche International Ltd., a Bermuda corporation (“Roche”) and 2,950,680 shares held by Roche Image Analysis Systems, Inc., a Delaware corporation (“RIAS”). Roche is a wholly-owned subsidiary of Canadian Pharmholding Ltd., a Canadian corporation (“Pharmholding”), which is in turn a wholly-owned subsidiary of SAPAC Corporation Ltd., a corporation organized under the laws of the Province of New Brunswick, Canada (“SAPAC”). RIAS

is a wholly-owned subsidiary of Roche Holdings, Inc., a Delaware corporation (“Holdings Inc.”), which is in turn a wholly-owned subsidiary of Roche Finance Ltd., a Swiss company (“Finance”). SAPAC and Finance are each wholly-owned subsidiaries of Roche Holding Ltd., a Swiss company (“Holding Ltd.”). Pursuant to an agreement, Professor Kurt Jenny has the power to vote a majority of the voting securities of Holding Ltd. Each of Professor Jenny, Holding Ltd., Finance, Holdings Inc., SAPAC and Pharmholding expressly disclaim beneficial ownership of the shares. Also includes 5,000,000 shares that may be acquired by Roche within 60 days of April 1, 2003 upon the exercise of warrants. The above information is based on a Schedule 13D filed by Roche with the U.S. Securities and Exchange Commission (“SEC”) on November 15, 2000.

(2)	Based on a Schedule 13G filed with the SEC on February 14, 2003, by Credit Suisse First Boston (the “Bank”), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute the Credit Suisse First Boston business unit (the “CSFB business unit”) excluding Asset Management (as defined below) (the “Reporting Person”). The CSFB business unit is also comprised of an asset management business principally conducted under the brand name Credit Suisse Asset Management (“Asset Management”). The ultimate parent company of the Bank is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. CSG is a global financial services company with two distinct business units. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit (the “Credit Suisse Financial Services business unit”). CSG’s business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland. CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including Asset Management and the Credit Suisse Financial Services business unit) may beneficially own these shares. CSG disclaims beneficial ownership of the shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. The Reporting Person disclaims beneficial ownership of the shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.

(3)	Includes 606,541 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(4)	Includes 44,583 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(5)	Consists entirely of shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(6)	Includes 33,751 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(7)	Includes 69,791 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(8)	Includes 41,064 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(9)	Includes 40,000 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(10)	Consists entirely of shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(11)	Includes 10,000 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(12)	Consists entirely of shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options.

(13)	Consists of notes (3), (4), and (6) through (11). Includes 853,730 shares that may be acquired within 60 days of April 1, 2003 upon the exercise of options. Excludes shares and options beneficially owned by Ms. Norton, Mr. Thompson and Mr. Charpie, who are not current executive officers or directors of TriPath Imaging.

PROPOSAL 1

ELECTION OF DIRECTORS

General

           In accordance with our by-laws, our Board of Directors has fixed the number of directors at seven for the coming year. Our Board of Directors is divided into three classes, with the members of each class elected for three-year terms and the term for each class expiring in successive years.

           At the meeting, two Class III directors will be elected to hold office for three years until their respective successors are duly elected and qualified. Our Board of Directors has nominated Arthur King and Richard A. Franco, R. Ph. for election for terms expiring in 2006. Mr. King and Mr. Franco will be new directors and have consented to be nominated and to serve if elected. Mr. King and Mr. Franco will fill the vacancies created by the resignation of David A. Thompson in August 2002 and the resignation of Thomas A. Bonfiglio, which will be effective as of the end of the annual meeting. In the event that either Mr. King or Mr. Franco is unable to serve as a director, the shares represented by proxy will be voted for the person(s), if any, designated by our Board of Directors to replace Mr. King or Mr. Franco. In the event that a vacancy occurs during either of their three-year terms, such vacancy may be filled by our Board of Directors for the remainder of the full term.

           Following the annual meeting, there will be a vacancy among the Class I directors, whose term expires in 2004. Under our by-laws, our Board of Directors may fill this vacancy with a director who would serve until the 2004 Annual Meeting of Stockholders.

           Under our by-laws, directors must be elected by a plurality of votes cast. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the election.

           The following table contains information about the nominees for election to the Board of Directors and about each other person whose term of office as a director will continue after the meeting.

Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Nominees for Director:
Class III Directors
Arthur King Age: 65	Dr. King has served as Dean of the School of Business and Economics and as a Tenured Professor of Economics at Winston-Salem State University in North Carolina since 1995. From 1993 until 1994, Dr. King served as an American Council on Education Fellow at Duke University. From 1982 until 1995, Dr. King was a Tenured Professor of Economics at Baylor University, where he taught graduate and undergraduate courses in microeconomic and macroeconomic theory, as well as such courses as managerial economics and public finance. Dr. King retired from the United States Air Force in 1982 at the rank of Lieutenant Colonel after serving continuously on active duty from 1962 until 1982. While in the Air Force, Dr. King held such positions as Associate Professor of Economics and Deputy Head at the Air Force Institute of Technology, Strategic Plans Analyst and Energy Economist, and Assistant Professor of Economics at the United States Air Force Academy. Dr. King received a B.S. in biology from Tuskegee University, a M.S. in economics from South Dakota State University, and a Ph.D. in economics from the University of Colorado.	—	—

Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Richard A. Franco, R. Ph. Age: 61	Mr. Franco is the President of The Richards Group, Ltd., a healthcare marketing consulting firm located in Raleigh, North Carolina. Mr. Franco has served on the boards of EntreMed, Inc. and Amarillo Biosciences, Inc. He presently serves as a Director of LipoScience, Inc. (“LipoScience”), a medical technology and diagnostics company, Salix Pharmaceuticals, Ltd., a specialty pharmaceuticals company and Tranzyme, Inc., a research and development company focused on drug discovery and development of therapies for neurosensory disorders. Mr. Franco served as Chairman of the Board for LipoScience, from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President and Chief Executive Officer and Director of Trimeris, Inc. (“Trimeris”), a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc. (“Glaxo”), an international pharmaceutical company, from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of Cerenex Division, Vice President of Corporate Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. Mr. Franco received his B.S. in Pharmacy from St. John’s University and did his graduate work in marketing and management at Long Island University.	—	—
Continuing Directors:
Class I Directors
Robert E. Curry, Ph.D. Age: 56	From July 1, 2002, Dr. Robert Curry has served as a venture partner at Alliance Technology Ventures, based in Atlanta. From July 1, 2001 to July 1, 2002, Dr. Curry was engaged as a consultant to DLJ Capital Corporation, a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc. (“CSFB”). He joined the Sprout Group (“Sprout”), a submanager of various venture capital funds within the CSFB organization, as a general partner in May 1991. Prior to joining Sprout, Dr. Curry served in various capacities with Merrill Lynch R&D Management and Merrill Lynch Venture Capital from 1984, including as President of both organizations from January 1990 to May 1991. Previously, Dr. Curry was a Vice President of Becton, Dickinson and Company, a pharmaceutical company, from May 1980 to July 1984, and General Manager of Bio-Rad Laboratories Inc.’s Diagnostics Systems Division from August 1976 to May 1980. He currently is a director of BioCentrix, Inc., Ionian Technologies, Inc., Emerald BioAgriculture, Inc., Photon Technology International, Inc., SensysMedical, Inc., Pathology Partners, Inc. and X-cyte Therapies, Inc. Dr. Curry received a B.S. from the University of Illinois, and a M.S. and Ph.D. in chemistry from Purdue University.	1996	2004

			Present
	Business Experience During Past Five	Director	Term
Name and Age	Years and Other Directorships	Since	Expires

Paul R. Sohmer, M.D. Age: 54	Dr. Sohmer has served as our Chairman of the Board since November 2000, and as our President and Chief Executive Officer since June 2000. Prior to joining us, Dr. Sohmer served as the President and Chief Executive Officer of Neuromedical Systems, Inc., a supplier of cytology screening and anatomic pathology diagnostic equipment and services to laboratories, from 1997 through 1999. From 1996 until 1997, Dr. Sohmer served as President of a consulting firm which he founded. From 1993 to 1996, he served as President and Chief Executive Officer of Genetrix, Inc., a genetic services company based in Scottsdale, Arizona. From 1991 through 1993, Dr. Sohmer was the Corporate Vice-President of Professional Services and President of the Professional Services Organization for Nichols Institute, a clinical laboratory company, where he was responsible for sales, marketing, information systems, logistics, and clinical studies. From 1985 until 1991, Dr. Sohmer served as the President and Chief Executive Officer of Pathology Institute in Berkeley, California, during which time he founded and served as Medical Director of the Chiron Reference Laboratory. Dr. Sohmer received a B.A. degree from Northwestern University and an M.D. from Chicago Medical School.	2000	2004
Continuing Directors:
Class II Directors
Haywood D. Cochrane, Jr. Age: 54	Mr. Cochrane has served as the Chief Executive Officer of CHD Meridian Corporate Healthcare (“CHD Meridian”), a national provider of employer-sponsored healthcare services to large and mid-sized employers, in Nashville, Tennessee since February 1997. Prior to joining CHD Meridian, Mr. Cochrane served as a consultant to Laboratory Corporation of America Holdings (“LabCorp”), a national clinical laboratory testing company. From April 1995 to November 1996, he was Executive Vice President, Chief Financial Officer and Treasurer of LabCorp. Mr. Cochrane was an employee of National Health Laboratories, Inc. (“NHL”) from June 1994 to April 1995, following NHL’s acquisition of his former employer Allied Clinical Laboratories, Inc. (“Allied”). Mr. Cochrane was President and Chief Executive Officer of Allied from its formation in 1989 until its acquisition by NHL in June 1994. Mr. Cochrane is currently a director of JDN Realty, Inc., and AmeriPath, Inc., both publicly traded companies. He is also a director of CHD Meridian. Mr. Cochrane received a B.A. in political science from the University of North Carolina at Chapel Hill.	1999	2005
Robert L. Sullivan Age: 66	Mr. Sullivan is retired from Chiron Diagnostics Corporation, a manufacturer and marketer of medical diagnostic equipment and supplies, where from 1985 to March 1999 he served as Senior Vice President, Finance. From 1962 to 1985, Mr. Sullivan held several operating and financial positions with Corning Glass Works. Mr. Sullivan is also a director of Colorado MEDtech, Inc., a medical products company.	2002	2005

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ARTHUR KING AND RICHARD A. FRANCO, R. PH. AS CLASS III DIRECTORS.

Committees of the Board

           Our Board of Directors has standing Audit and Compensation Committees. We do not have a Nominating Committee.

The Audit Committee

           Our Audit Committee currently consists of Haywood D. Cochrane, Jr. and Robert L. Sullivan, each of whom is independent as defined by applicable Nasdaq National Market standards governing the qualifications of audit committee members. Subject to his election as a director, we plan to appoint Mr. King as the third member of the Audit Committee following the 2003 Annual Meeting of Stockholders. The Audit Committee assists our Board of Directors in the discharge of its duties and responsibilities by selecting and evaluating our independent auditors, and providing our Board of Directors with an independent review of our financial health and the reliability of our financial contracts and financial reporting systems. Our Audit Committee reviews the general scope of our annual audit, the fee charged by our independent auditors and other matters relating to internal control systems. Our Audit Committee held six meetings in 2002. Our Audit Committee operates under a written charter adopted by our Board of Directors on April 27, 2000 and subsequently amended on April 22, 2002.

Compensation Committee

           Our Compensation Committee currently consists of Drs. Curry and Bonfiglio. Upon the effectiveness of Dr. Bonfiglio’s resignation from the Board of Directors as of the end of the 2003 Annual Meeting of Stockholders, and subject to Mr. Franco’s election as a director, we plan to appoint Mr. Franco as the second member of the Compensation Committee. The Compensation Committee determines the compensation paid to all of our executive officers, including our Chief Executive Officer. Our Compensation Committee’s responsibilities include reviewing the performance of our Chief Executive Officer and our other executive officers and making determinations as to their cash and equity-based compensation and benefits, and administering employee stock option grants and stock awards made under our Equity Incentive Plan. Our Compensation Committee held four meetings in 2002.

Attendance at Meetings

           During the year ended December 31, 2002, our Board of Directors held four meetings. During such times as they were directors, each of our directors attended at least 75% of our Board of Directors meetings and meetings of committees of our Board of Directors of which they were a member, except that Dr. Charpie attended 50% of the aggregate of such meetings and Mr. Cochrane attended 70% of the aggregate of such meetings.

Director Compensation

           All of our non-employee directors who beneficially own (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) less than 3% of our outstanding common stock are paid $12,000 per year for service as a director, payable quarterly, plus a per board meeting fee of $1,500, a per committee meeting fee of $500, and reimbursement of reasonable expenses incurred in connection with attending or otherwise participating in meetings of the directors and committees of the Board.

           In addition, our directors receive compensation for their service on our Board of Directors pursuant to our 1997 Director Stock Option Plan (the “Director Plan”), which our Board of Directors and stockholders adopted in June 1997 and amended in June 2000. All of our directors who (1) are not our employees, (2) do not beneficially own 3% or more of our outstanding stock and (3) are not otherwise excluded by resolution of our Board of Directors (the “Eligible Directors”), are currently eligible to participate in our Director Plan. There are 300,000 shares of common stock reserved for issuance under our Director Plan. Upon the election or reelection of an Eligible Director, such director will be automatically granted an option to purchase 30,000 shares of our common stock. Options become exercisable with respect to 10,000 shares on each anniversary of the date of grant for a period of three years, provided that the director is still serving on our Board of Directors at the opening of business on such date. Each option has a term of ten years. The exercise price for each option is equal to the last sales price for our common stock on the business day immediately preceding the date of grant, as reported on the Nasdaq National Market. The exercise price may be paid in cash, shares of common stock or a combination of both.

EXECUTIVE COMPENSATION

           The Compensation Committee Report on Executive Compensation and the tables set forth below provide information about the compensation of our executive officers.

Compensation Committee Report on Executive Compensation

           Our executive compensation policy is designed to increase stockholder value by attracting, retaining and motivating executive officers to maximize our performance. Generally, we target the salaries of our executive officers at industry averages and provide for significant incentive compensation through stock options and a cash bonus program. Stock option grants are key components of the executive compensation program. They are intended to provide a meaningful equity interest in the Company and to link a significant portion of the executive’s compensation with the performance of our common stock. In addition, we also provide a cash bonus program. Various other benefits include medical, life and disability insurance, and retirement savings plans generally available to all of our employees.

Elements of Executive Compensation

Base Salary

           Our policy is to set base salaries of our executives at industry market averages, as determined using compensation surveys for our industry. We review base salaries of our executives on an annual basis and may make adjustments based on the executives’ prior performance as well as competitive compensation data. Base salaries for our executive officers for fiscal year 2002 were determined by considering base salary levels in prior years, and after evaluating base salary as a component of total compensation.

Cash Incentive Compensation

           In 2001, we re-implemented a cash incentive program for our executive officers but did not make any payments under the program for that year. In April 2003, we paid approximately $244,000 in cash incentives to our Chief Executive Officer and the Named Executive Officers as part of their 2002 compensation. We believe that a cash-based incentive plan is an appropriate means to provide our executive officers with competitive compensation. Cash bonuses are tied directly to our financial performance and the contribution of each executive to such performance. In order to determine such contribution, we review and evaluate the performance of the department or activity for which each executive has responsibility, the impact of that department or activity on our business and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

Stock Options

           In general, stock options are granted to our executive officers at the time of their hire and at such other times as we may deem appropriate. In reviewing option grants, we consider the same industry survey data as used in our analysis of base salaries. We base our stock option award decisions upon a comparison with the equity ownership of officers holding similar positions in other medical technology companies, as well as upon the number of options and shares currently held by the executive and performance factors.

           In granting stock options, it is our goal to align the interests of our management with those of our stockholders. In order to maintain the incentive and retention elements of these grants, we believe that a significant percentage of any executive officer’s stock options should be unvested option shares. Consistent with this belief, we generally grant options with a four-year vesting period and periodically review individual officer stock option holdings.

Benefits

           We provide medical, life and disability insurance, and retirement savings benefits to our executive officers on terms generally available to all of our employees.

Chief Executive Officer Compensation

           During the period January 1, 2002 through December 31, 2002, we paid Dr. Paul R. Sohmer, our President and Chief Executive Officer, a base salary of $382,500. We did not increase this base salary from the 2001 level, and we did not grant to Dr. Sohmer any new options as part of his 2002 compensation.

Deduction Limit for Executive Compensation

           Section 162(m) of the Internal Revenue Code (the “Code”) limits the tax deductibility by a public company of compensation in excess of one million dollars paid to any of its five most highly compensated executive officers. Outstanding stock options granted under our Equity Incentive Plan will not be subject to the limitation under applicable regulations. Our Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by us is fully deductible in accordance with Section 162(m) of the Code. Our Compensation Committee may, however, in a particular case, approve compensation that may not be deductible under Section 162(m).

By the Compensation Committee,

Thomas A. Bonfiglio, M.D., Chair
Robert E. Curry, Ph.D.

Summary Compensation Table

           The following table sets forth certain compensation information for the year ended December 31, 2002 for:

•	our Chief Executive Officer; and

•	our four most highly compensated executive officers whose total salary exceeded $100,000.

           All five officers are collectively referred to as the “Named Executive Officers.”

					Long-Term	All Other
					Compensation	Compensation
	Annual Compensation				Awards	(2)

					Securities
					Underlying
Name and Principal Position	Year	Salary		Bonus	Options(#)(1)

Paul R. Sohmer, M.D.	2002	$382,500		$71,719	—	—
President and Chief Executive Officer	2001	$382,500		—	— (4)	—
	2000	$183,217	(3)	$125,000	893,000 (4)	—

Johnny D. Powers, Ph.D.	2002	$204,793		$63,619	40,000	$33,952
Vice President and General Manager of	2001	$29,312	(5)	—	60,000	$1,983
TriPath Oncology

Ray W. Swanson, Jr.	2002	$232,214		$51,750	70,000	$5,500
Senior Vice President of Commercial	2001	$134,615	(6)	—	100,000	$60,711 (7)
Operations

Stephen P. Hall	2002	$198,654		$45,000	—	—
Senior Vice President and Chief Financial	2001	$67,500	(8)	—	100,000	—
Officer

Mary K. Norton	2002	$184,712		$11,813	20,000	$5,500
Vice President of Regulatory/Government	2001	$153,846		—	40,000	$4,615
Affairs and Quality Assurance	2000	$146,269		—	41,945	$4,388

(1)	Refer to the table “Option Grants in the Last Fiscal Year” below for details concerning the terms of the options granted during 2002.

(2)	Represents contributions by us to our 401(k) plan on behalf of the Named Executive Officers.

(3)	Dr. Sohmer joined us in June 2000. This number represents a portion of Dr. Sohmer’s $350,000 annual base salary that we paid to him from June 2000 until the end of 2000.

(4)	We did not grant to Dr. Sohmer any options as part of his 2001 compensation. However, in January 2001, we granted to Dr. Sohmer options to purchase 443,000 shares of common stock which were intended to be part of Dr. Sohmer’s overall 2000 compensation, and therefore, were reported in our proxy statement for the 2001 Annual Meeting of Stockholders.

(5)	Dr. Powers joined us in November 2001. This number represents a portion of Dr. Power’s $182,000 annual base salary that we paid to him from November 2001 until the end of 2001.

(6)	Mr. Swanson joined us in May 2001. This number represents a portion of Mr. Swanson’s $200,000 annual base salary that we paid him from September 2001 until the end of 2001.

(7)	Includes $55,461 representing a relocation expense payment we made to Mr. Swanson.

(8)	Mr. Hall joined us in September 2001. This number represents a portion of Mr. Hall’s $195,000 annual base salary that we paid him from September 2001 until the end of 2001.

Option Grants in Last Fiscal Year

           The following table sets forth certain information regarding options that we granted during the fiscal year ended December 31, 2002 to our Named Executive Officers.

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise price	Expiration
Name	Granted(1)	Fiscal Year	Per Share	Date	5%	10%

Paul R. Sohmer, M.D.	—	—	—	—	—	—
Johnny D. Powers, Ph.D.	20,000	2.4%	$4.14	06/23/12	$52,072	$131,962
	20,000 (3)	2.4%	$4.37	06/30/12	$54,965	$139,293
Ray W. Swanson, Jr.	70,000	8.3%	$4.14	06/23/12	$182,254	$461,867
Stephen P. Hall	—	—	—	—	—	—
Mary K. Norton	20,000	2.4%	$4.14	06/23/12	$52,072	$131,962

(1)	Unless otherwise noted, we granted these options on June 24, 2002. They become exercisable as to 1/48th of the shares on the last day of each month, with the first such installment being exercisable on July 31, 2002

(2)	The dollar amounts shown in these columns are the result of calculations at the 5% and 10% rates required by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. No gain to the optionee is possible without an increase in price of the underlying common stock, which will benefit all stockholders proportionately.

(3)	We granted these options on July 1, 2002. They become exercisable as to 1/48th of the shares on the first day of each month following the date of grant.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

           The following table sets forth certain information concerning exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2002.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
			Options at Fiscal Year-		at Fiscal Year-
	Shares		End		End(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Sohmer, M.D.	—	—	515,916	377,083	—	—
Johnny D. Powers, Ph.D.	—	—	22,084	77,916	—	—
Ray W. Swanson, Jr.	—	—	50,415	119,583	—	—
Stephen P. Hall	—	—	33,333	66,667	—	—
Mary K. Norton	—	—	117,863	—	—	—

(1)	Based on the difference between the last sale price of the common stock on the date of exercise, as reported on the Nasdaq National Market, and the exercise price.

(2)	Based on the difference between the last sale price of the common stock on December 31, 2002 of $2.68, as reported on the Nasdaq National Market, and the option exercise price. None of our Named Executive Officers held in-the-money options at fiscal year end.

Comparative Stock Performance Graph

           The following graph shows the cumulative stockholder return of our common stock from September 5, 1997 (the first trading day for our common stock) through December 31, 2002 as compared with that of the Nasdaq (U.S. Companies) Index and the Nasdaq Medical Device Manufacturers Index. The total stockholder return is measured by dividing the per share price change of the respective securities, plus dividends, if any, for each fiscal year shown by the share price at the end of the particular fiscal year. The graph assumes the investment of $100 in our common stock and each of the comparison groups on September 5, 1997 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return Among TriPath Imaging, Inc., Nasdaq (U.S. Companies)

Index and Nasdaq Medical Device Manufacturers Index

	9/5/1997	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001	12/31/2002

TriPath Imaging, Inc.	$100.00	$71.25	$41.88	$41.25	$87.50	$75.30	$26.80
Nasdaq Stock Market (U.S.)	$100.00	$96.20	$135.17	$244.19	$151.64	$120.20	$83.10
Nasdaq Medical Device Manuf. Index	$100.00	$101.09	$112.54	$136.30	$140.61	$154.60	$125.13

           In prior years, we have utilized the Hambrecht & Quist Healthcare Section — Excluding Biotech Index, now known as the JP Morgan H&Q Healthcare — Excluding Biotechnology Index, for comparative purposes. However, this index is no longer available. Therefore, we are utilizing the Nasdaq Medical Device Manufacturers Index because we believe that it contains companies whose businesses are most closely aligned with ours. As the JP Morgan H&Q Healthcare — Excluding Biotechnology Index is no longer available, we are unable to provide comparative total return data between this index and the Nasdaq Medical Device Manufacturers Index.

COMPENSATION COMMITTEE INTERLOCKS,

INSIDER PARTICIPATION AND CERTAIN TRANSACTIONS

           Our Compensation Committee consists of Drs. Bonfiglio and Curry, neither of whom is an executive officer. Until July 2002, Dr. Curry was a consultant to DLJ Capital Corporation (“DLJ Capital”), a wholly-owned subsidiary of Credit Suisse First Boston (USA), Inc. DLJ Capital is the managing general partner of Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., and acts as attorney-in-fact with respect to DLJ Capital’s direct and indirect investments in us. Together, these entities are one of our principal stockholders.

REPORT OF THE AUDIT COMMITTEE

           In the course of its oversight of our financial reporting process, the Audit Committee of our Board of Directors has:

•	reviewed and discussed with our management and Ernst & Young LLP, our independent auditor, our audited financial statements for the fiscal year ended December 31, 2002;

•	discussed with our auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from our auditor required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	reviewed with our management and our auditor our critical accounting policies;

•	discussed with our auditor the quality and adequacy of our internal controls;

•	discussed with our auditor any relationships that may impact its objectivity and independence; and

•	considered whether the provision of non-audit services by our auditor is compatible with maintaining their independence.

           Based on the foregoing review and discussions, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

By the Audit Committee,

Haywood D. Cochrane, Jr., Chair
Robert L. Sullivan

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, our executive officers and persons who own beneficially more than 10% of our common stock file initial reports of ownership and changes in ownership of our securities with the SEC. Section 16(a) also requires these individuals to furnish us with copies of all Section 16(a) reports that they file.

           To our knowledge, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that during our 2002 fiscal year, our directors, executive officers, and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that for 2002, one report covering one transaction was not filed as required on behalf of John G.R. Hurrell, who was our Senior Vice President, TriPath Oncology until July 2002.

INFORMATION CONCERNING AUDITORS

           The firm of Ernst & Young LLP, independent accountants, has audited our accounts since our inception and will do so for 2003. Our Board of Directors has appointed Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

           The fees for services provided by Ernst & Young LLP to us in 2002 were as follows:

Audit Fees	$128,998
All Other Services	$11,435

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

           In order to be considered for inclusion in our proxy materials for the 2004 Annual Meeting of Stockholders, we must receive stockholder nominations of persons for election to our Board of Directors and proposals of business to be considered by our stockholders no later than January 2, 2004. Proposals should be sent to the attention of our Assistant Secretary at our offices at 780 Plantation Drive, Burlington, North Carolina 27215.

ADVANCE NOTICE PROVISIONS FOR

STOCKHOLDER PROPOSALS AND NOMINATIONS

           Our by-laws provide that in order for a stockholder to bring business before, or propose director nominations at an annual meeting, the stockholder must give written notice to our Assistant Secretary not less than 75 days nor more than 100 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. Assuming that the 2004 Annual Meeting of Stockholders is to be held on Thursday, May 20, 2004, notice of stockholder proposals must be received no earlier than February 10, 2004, and no later than March 8, 2004.

OTHER MATTERS

           Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the SEC are available to stockholders upon written request addressed to our Assistant Secretary at our offices at 780 Plantation Drive, Burlington, North Carolina 27215. Electronic access to all of our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, is available via our web site at www.tripathimaging.com and the SEC’s web site at www.sec.gov.

TRIPATH IMAGING, INC.
780 Plantation Drive
Burlington, North Carolina 27215
(336) 222-9707
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
May 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of TriPath Imaging, Inc. (“TriPath Imaging”) hereby appoints Paul R. Sohmer, M.D., Stephen P. Hall and James T. Barrett, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of TriPath Imaging that the undersigned is entitled to vote at the Annual Meeting of Stockholders of TriPath Imaging to be held Thursday, May 22, 2003, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

Mark Here For Address Change and Note on Reverse ☐

PLEASE SIGN AND MAIL YOUR PROXY TODAY

(Continued and to be signed on reverse side.)

[SEE REVERSE SIDE]

☒ Please mark your votes as in this example.

1.	Proposal to elect two members of TriPath Imaging’s Board of Directors to serve for three-year terms as Class III Directors.

☐	FOR all nominees	☐	WITHHOLD for all nominees	☐	FOR all nominees, except:

Nominees:

Arthur King
Richard A. Franco, R. Ph.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature:

Date:

Signature:

Date:

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.